                                                                EXHIBIT 10.18(B)
                                                                ----------------
                               PRODUCT AGREEMENT
                               -----------------



     Product Agreement (the "Agreement") dated as of October 8, 1993 by and between Copley Pharmaceutical, Inc., a Delaware corporation ("Buyer"), and Hoechst Celanese Corporation, a Delaware corporation ("HC").

                                    RECITALS
                                    --------

     WHEREAS, Buyer, HC and HCCP Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of HC ("Sub"), are concurrently herewith entering into an Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement"), which provides, upon the terms and subject to the conditions thereof, for the acquisition by Sub of shares (the "Shares") of the outstanding common stock, $.01 par value per share, of Buyer through a tender offer (the "Offer") for the Shares; and

     WHEREAS, as a condition to the willingness of Buyer to enter into the Acquisition Agreement, Buyer has requested that HC and Sub enter into this Agreement to establish certain intercompany relationships prior to, but effective upon, the successful completion of the Offer.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in accordance with the Acquisition Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                   ---------

                              Supply Relationship
                              -------------------

     1.1  Supply.  HC shall, and shall cause Hoechst Celanese Bulk Analgesics &
          ------
Acylation Chemicals Division ("BAAC") to, sell to Buyer the quantity Buyer orders from time to time (subject to availability) of all present and future Products, as hereinafter defined, of BAAC, except to the extent prohibited by agreements existing on the date hereof with unaffiliated third parties. Prior to buying any Product from other suppliers, buyer shall first inquire of HC as to price and availability of the desired quantity of Product, and will buy from HC or BAAC if the terms and conditions, including available quantities of Product, taken as a whole, are more favorable to Buyer than those available from another supplier. Buyer, and not HC or BAAC, shall supply the Products (after purchase from HC or BAAC) to any joint venture, collaborative arrangement, partnership, association, subsidiary or any other Person in which Buyer has at least a 25% equity or ownership interest (collectively "Buyer Supply Affiliates"). The term "Products" shall mean bulk active ingredients manufactured from time to time by BAAC. "Product" means any one of the Products. Buyer shall use Products only for research and development and/or incorporation into products intended for sale and shall resell the Products in bulk only to Buyer Supply Affiliates for the same purposes.
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                                      -2-

     1.2   Price
           -----

     (a)  Price.  The parties shall negotiate the price to be paid by Buyer for
          -----
each Product, but in no case shall such price be a price higher than the lowest price charged any other customer for equivalent quality and quantity. Reasonable shipping and insurance charges shall be paid by HC and added to such price.

     (b)  Price Increases.  Unless otherwise negotiated, HC shall promptly
          ---------------
notify Buyer in writing of any material price increase at least three (3) months in advance of any such price increase. Any such price increase shall only apply to shipments made after the date of such price increase provided such shipments were not reasonably requested for delivery prior to the date of such price increase.

     (c)  Forecasts and Purchase Orders.  Forecasts and purchase orders shall be
          -----------------------------
in accordance with normal industry standards.  Forecasts shall be nonbinding.
HC shall use its best efforts to supply Product in the quantities and on the dates set forth in the purchase order for such Product. This subsection (c) applies to Products which did not originate pursuant to Section 1.5.

     (d)  Payment.  Payment by Buyer for Products supplied by HC or its
          -------
Affiliates hereunder shall be in United States dollars and made within ninety
(90) days after the date of invoice. Products shall be invoiced no sooner than the date of shipment to Buyer or its designee.

     1.3  Third Party Products.  If requested by Buyer, HC shall cause BAAC to
          --------------------
use its best efforts to assist Buyer in locating third party suppliers of materials which are not Products and negotiating the best available terms for such materials. This includes BAAC contacting other companies within the Hoechst Group including Roussel Uclaf.

     1.4  Continuity of Supply.  Once BAAC has commenced supply of a Product, HC
          --------------------
shall cause BAAC to continue manufacturing of such Product so long as Buyer has need of such supply for its product line provided such manufacture is legally permitted and economically feasible. If HC or BAAC determines that such manufacture is no longer economically feasible, it will give Buyer a minimum of 18 months notice of termination.

     1.5  Synthesis.  Buyer may, from time to time, determine that it requires a
          ---------
supply of bulk active ingredients which are not at that time Products. At Buyer's request, HC shall or will cause BAAC to designate appropriate research and development specialists and other developmental and manufacturing personnel as it deems appropriate and necessary to meet with representatives of Buyer to discuss the material to be synthesized and the feasibility of such synthesis and to determine the anticipated costs thereof. The HC representatives, together with the Buyer representatives, shall constitute the "Product Selection Committee." Upon a determination of technical and economic feasibility to each party of HC or BAAC manufacturing the material for Buyer, the Product Selection Committee shall establish production guidelines, and a timetable for developing and manufacturing the new material. The Product Selection Committee shall also determine forecasting, purchase order and delivery guidelines for each new material and the priority of each project. HC agrees to use its best efforts to synthesize such
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                                      -3-

materials for Buyer as promptly as possible and to allocate appropriate resources to such synthesis.

     If the new material is available to Buyer in the commercial market at the time HC or BAAC have obtained all approvals necessary to ship and sell such new material, HC shall be entitled to sell such material to other customers and shall charge Buyer a price no higher than the lowest price charged to any other customer. If the new material is not generally available in the market, neither HC nor BAAC shall sell such material without Buyer's agreement to any other customer and the price charged Buyer shall be negotiated.

     1.6  Specifications.  All Products supplied hereunder shall meet the
          --------------
specifications (including impurity profile) for that Product agreed to by the Parties. Each shipment shall be accompanied by a Certificate of Analysis.

     1.7  HC Warranties.  HC warrants that, at the time of shipment, each
          -------------
Product supplied by it hereunder (i) shall meet the applicable Product Specifications (which shall include an impurity profile); (ii) shall not be adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act (the "Act"), or any applicable laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery of such Product to Buyer or its designee; (iii) shall be manufactured and supplied in accordance with GMPs and all other applicable laws, rules and governmental regulations; and (iv) shall not violate any patent, trade secret or other proprietary right of any third party.

     HC's WARRANTIES SET FORTH IN THIS SECTION 1.7 ARE ITS EXCLUSIVE WARRANTIES TO BUYER WITH RESPECT TO THE PRODUCTS, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     Subject to Section 1.8 and with respect to the delivery to Buyer of Product or bulk active ingredients being supplied under Section 1.5, IN NO EVENT WILL BUYERS DAMAGES OR OTHER RECOVERY FROM HC IN ANY CAUSE OF ACTION, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, EXCEED THE PRICE PAID BY BUYER FOR THE SPECIFIC GOODS AS TO WHICH THE CLAIM IS MADE; and HC SHALL NOT BE LIABLE, AND BUYER WAIVES ALL CLAIMS AGAINST HC, FOR PROSPECTIVE PROFITS OR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES BASED UPON NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY IN TORT OR ANY OTHER CAUSE OR ACTION. HC will not be liable to Buyer for any contribution to or indemnity against all or any part of any loss, damage or injury to persons or property to the extent it results from Buyer's handling, storage, transportation, resale or use of the Products in manufacturing processes, or in combination with other substances or otherwise.

     1.8  HC Indemnity.  HC shall indemnify and hold harmless Buyer from and
          ------------
against any and all costs, expenses, damages (except as set forth above), judgments, liabilities (including
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                                      -4-

attorneys' fees) incurred by or rendered against Buyer or its Affiliates (collectively, "Loss and Expense") to the extent arising from any claim made or suit brought as a result of a breach by HC of its warranties under Section 1.7. Buyer shall give prompt written notice of any such claim or suit, and shall permit HC to undertake the defense thereof, at HC's expense. Buyer shall cooperate in such defense, to the extent reasonably requested by HC, at HC's expense. Buyer shall have the right to participate in such defense at its own expense. In any claim made or suit brought, for which Buyer seeks indemnification under this Section 1.8, Buyer shall not settle, offer to settle, or admit liability or damages without the prior written consent of HC. HC shall not settle, offer to settle or admit liability or damages without the prior written consent of Buyer if such actions would impose any limitations on the business of Buyer.

     Buyer shall similarly indemnify HC with equal limitations as apply to HC indemnification of Buyer for product liability and other claims to the extent arising out of its manufacture and marketing of products incorporating Products, or bulk active ingredients supplied under Section 1.5.

                                   ARTICLE II
                                   ----------

                   Managed Care Market Development and Sales
                   -----------------------------------------

     2.1  Organization.  Buyer and HC's Affiliate, Hoechst-Roussel
          ------------
Pharmaceuticals Incorporated ("HRPI") have agreed to form a managed care market development and sales organization ("Organization"). The purpose of this Organization is to maximize the sales and profits of Buyer and HC and HRPI in the managed care market by being a preferred supplier of services and high quality products.

     Each of HC and Buyer intends to contribute its particular business expertise to the Organization. HRPI has an established managed care market development and sales organization. Buyer also has expertise in this area. Buyer and HRPI have complementary product lines of generic and specialty products. Buyer and HRPI intend to cooperate to share knowledge and expertise in areas such as regulatory affairs and market conditions.

     Within thirty (30) days of the effective date hereof, HC shall cause HRPI to, and Buyer shall appoint an equal number of representatives to a committee which shall determine:

     (i)  the form and structure of the Organization;

     (ii)  the therapeutic areas to be managed by the Organization;

     (iii) the current and future product portfolio necessary for managed care market segments. These may include new ANDA's, insourcing of multi-source products, new dosage forms of existing products via modified NDA's and patent protected products.
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                                      -5-


    (iv)  specific market segments to be managed by the Organization including:

          *  Indemnity Plans

          *  Hospital Sales

          *  All HMO's - Staff, IPA's, etc.

          *  All Pharmacy Benefit Companies

          *  Mail Order

          *  Large Buyers that may Result from Clinton Health Proposals

          *  Long Term Care

          *  PPO's with Pharmacy Benefit Management

          * Other segments or individual accounts which may not currently fall under traditional managed care segments will be addressed as market conditions change

          * HRPI and Buyer agree to work exclusively through the Organization in these specific segments. Each retains the right to market and contract independently to those market segments which do not fall under the auspices of the Organization.

    (v)   resource and supply allocation and cost sharing;

    (vi)  labelling and Organization market identity matters; and

    (vii) contract and pricing strategy.

     2.2  Product Access.
          --------------

     (a) Buyer shall be the exclusive generic arm of HC and its affiliate, HRPI. If HC or HRPI determines that they desire to "genericize" any HRPI product as it comes off patent or if such products are or are about to become subject to multi-source competition, HC shall cause HRPI to grant Buyer the exclusive right from HRPI to market and sell and the exclusive right to manufacture (if manufacture is agreed to by the parties) the "genericized" product.

     HRPI may authorize Buyer to prelaunch products based on HRPI's assessment of market conditions. Terms and conditions are to be negotiated on a case-by-case basis. On the Effective Date, Buyer shall have the right to pre-launch, market and sell glyburide (Diabeta(R)). Buyer and HRPI will immediately commence negotiating an agreement relating to a generic Diabeta(R) (glyburide).

     If Buyer determines that it is not interest in or capable of "genericizing" an HRPI product, Buyer will so notify HC in sufficient time to enable HC to make other arrangements.

     (b) HRPI will negotiate to allow Buyer to develop new dosage forms of existing HRPI products via modified NDA's.

     2.3  Managed Care Services Joint Venture.  HC and Buyer agreed to consider
          -----------------------------------
forming a managed healthcare preferred benefit services joint venture.

                                  ARTICLE III
                                  -----------

                                    Services
                                    --------

     3.1  Provisions of Services.  HC, BACC and HRPI shall make the following
          ----------------------
services available to Buyer on an as available basis, provided that Buyer shall have priority over persons which are not affiliates of HC:

     (a) access to specialized analytical instrumentation, e.g., NMR, GC Mass spec, x-ray diffraction and atomic absorption to assist in ANDA submissions.

     (b) access to HC purchasing agreements which may be beneficial in purchasing software, hardware, production equipment, etc.

     (c) access to HC distribution network, e.g., warehousing, EDI technology, transportation, etc.

     (d) access to HRPI's excess manufacturing capacity when useful to Buyer, including all production systems.

     All such services will be charged to Buyer at the same full cost charged to HC divisions and other Affiliates.

     Buyer shall make available to HRPI its excess manufacturing capacity when available and useful to HRPI. Such capacity will be charged for on a full cost basis.

                                   ARTICLE IV
                                   ----------

                                Over the Counter
                                ----------------

     The parties agree to negotiate in good faith to develop joint ventures in private label OTC markets.

                                   ARTICLE V
                                   ---------

                              Term and Termination
                              --------------------

     5.1  Commencement.  This Agreement shall commence on the Effective Date.
          ------------
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                                      -7-

     5.2   Termination.  This Agreement shall terminate:
           -----------

     (i) After five years from the Effective Date, upon at least twelve (12) months notice by either party; provided, however, that Article I may not be terminated by HC as to any Product which Buyer is then incorporating in its then product line, has incorporated in a filed ANDA or has been selected by the Product Selection Committee. If HC would like to cease supply, the parties will work together to obtain an alternate source of supply for Buyer so as to permit Buyer to continue its product sales on an uninterrupted basis.

     (ii)  Immediately, on any date set by mutual agreement of the parties;

     (iii) Subject to Section 6.3 below, if any party breaches any of its material obligations hereunder or any of its representations and warranties herein in any material respect which is not cured within ten (10) days from the date of written notice delivered to the defaulting party in the case of a payment default, and within thirty (30) days from the date of such notice in all other cases, upon written notice of termination from the non-defaulting party; provided, however, that if a breach of a material obligation is not of the type that can reasonably be cured within such grace period, the defaulting party shall have an additional period (not to exceed sixty (60) days) in which to cure such breach, provided that the defaulting party notifies the non-defaulting party in writing that it is exercising its right to the additional grace period, explains why such breach cannot be cured within the existing grace period and promptly commences diligent action to cure such breach;

     Upon a termination or expiration of this Agreement by either party hereto for any reason, all obligations under this Agreement shall cease, except that Sections 1.7, 1.8, 6.2, and 6.3 shall survive; and Buyer and HC and its Affiliates shall be and remain liable to pay, each to the other, any and all sums then due and payable hereunder.

                                   ARTICLE VI
                                   ----------

                                 Miscellaneous
                                 -------------

     6.1  Force Majeure.
          -------------

     (a) Event of Force Majeure.  Neither party shall be responsible or liable
         ----------------------
to the other hereunder, for the failure or delay in the performance of this Agreement except Buyer's obligation to pay for delivered product, or both parties obligations to pay for performed Services, due wholly or partly to any cause not in its control or not avoidable by reasonable diligence. The following, while not an exclusive listing, will be considered not to be within a party's control or avoidable by reasonable diligence: war, fire, accident or other casualty, act of God, labor controversies, court decrees, inability to use the full capacity of plants or facilities as a result of governmental action, machinery malfunctions or breakdowns, and inability without litigation or the payment of penalties or unreasonable prices or the acceptance of unreasonable terms and conditions, to obtain fuel, power, labor, containers, transportation facilities, or materials necessary to produce the Products. In the event of the applicability of this Section 6.1, the party
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                                      -8-

failing or delaying performance shall use its commercially reasonable best efforts to eliminate, cure and overcome any of such cause and resume the performance of its obligations.

     (b)  Notification.  Upon the occurrence of an event of force majeure, the
          ------------
party failing or delaying performance shall promptly notify the other party, in writing, setting forth the nature of the occurrence, its expected duration and how such party's performance is affected. The failing or delaying party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

     6.2  Proprietary Information.  The parties hereto agree that, unless
          -----------------------
otherwise required by law or court order, no Proprietary Information (as defined below) shall be disclosed during the Term and for a period of two years thereafter to any party other than those employees and agents of the parties having a need to know such information to enable the parties to perform their obligations hereunder. The parties hereto further agree not to use any Proprietary Information of the other party to the detriment of such other party. For purposes of this Agreement, "Proprietary Information" shall mean all confidential or proprietary data or information obtained from another party hereto, except any portion thereof that (i) was already known to the party receiving the same, as evidenced by its written records at the time or receipt thereof; (ii) is disclosed to the party receiving the same, after such receipt, by a third person who has a right to make such disclosure without violating any duties owed to the other party hereto; (iii) is or becomes part of the public domain through no fault of the party receiving the same; or (iv) is subsequently developed or unrecovered by or on behalf of the receiving party without the benefit or use, directly or indirectly, of such data or information.

     6.3  Dispute Resolution.  The parties agree to in good faith explore the
          ------------------
use of Alternate Dispute Resolution techniques prior to commencing litigation.

     6.4  Notices.  Any notice or communication given pursuant hereto by any
          -------
party to any other party shall be in writing and shall be sufficient in all respects if delivered in person or upon receipt after being mailed by registered, certified or express mail, postage prepaid, return receipt requested, addressed as follows:

     If to Buyer to:

          Copley Pharmaceutical, Inc.
          25 John Street
          Canton, Massachusetts  02021
          Attention:  Steven N. Tannenbaum

     With a copy to:

          Testa, Hurwitz & Thibeault
          125 High Street
          Boston, Massachusetts  02110
          Attention:  Leslie E. Davis

     If to HC or any of its affiliates, to:

          Hoechst Celanese Corporation
          Route 202-206 Box 2500
          Somerville, New Jersey  08876
          Attention:  Karen Weiner

or to such other address as either party hereto may hereafter in writing notify the other party hereto.

     6.5   Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH
           -------------
AND GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAWS OF CONFLICTS OR CHOICE OF LAWS, OF THE STATE OF DELAWARE.

     6.6   Modifications, Amendments and Waivers.  Except as otherwise provided
           -------------------------------------
herein, provisions of this Agreement may be modified, amended or waived only by a written document specifically identifying this Agreement and signed by the party hereto against whom enforcement of such modification, amendment or waiver is sought. Without limitation, to the extent the terms and conditions of this Agreement conflict with the terms and conditions on any Purchase Order, shipping order form, bill of lading, receipt or the like, the terms and conditions of this Agreement shall be controlling.

     6.7   Assignment.  This Agreement shall not be assignable nor is the
           ----------
performance of the duties hereunder delegable without the express written consent of the non-assigning or non-delegating parties, as the case may be, whose consent will not be unreasonably withheld.

     6.8   Entire Agreement.  This Agreement constitutes the entire agreement
           ----------------
between the parties hereto and supersedes all prior agreements and understandings, both written and oral, and all concurrent oral agreements and understandings with respect to the subject matter hereof.

     6.9   Headings.  The titles or Article or section headings of the various
           --------
provisions hereof are intended solely for convenience and ease of reference and shall not in any manner amplify, limit or modify or otherwise be used in the interpretation of any of said provisions.

     6.10  No Waiver.  The failure of any party hereto at any time to require
           ---------
performance by any other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

     6.11  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.
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                                      -10-

     6.12  Drafter.  Neither party hereto, nor its respective counsel, shall be
           -------
deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.

     6.13  Definitions.  "Person" means and includes an individual, a
           -----------
corporation, a partnership, a joint venture, a trust, and an unincorporated organization. An "Affiliate" of a specified Person is a Person that directly or indirectly is controlled by the Person specified. "Effective Date" shall mean the date on which at least a majority of Buyer's outstanding voting securities (calculated on a fully diluted basis) shall have been acquired by HC or Sub pursuant to the Acquisition Agreement dated as of the date hereof.

     6.14  Further Assurances.  Each party hereto shall, and shall cause its
           ------------------
Affiliates to, use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable (including the execution and delivery of other things necessary, proper or advisable (including the execution and delivery of other documents or instruments) to carry out the provisions of, or to more effectively consummate the transactions contemplated by, this Agreement.

     6.15  Severability.  If any one or more of the provisions of this Agreement
           ------------
shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired hereby. In the event any provisions shall be held invalid, illegal or unenforceable, the parties shall use their best efforts to substitute a valid, legal and enforceable provision, which insofar as practical, implements the purpose hereof and of such invalid, illegal or unenforceable provisions.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              Hoechst Celanese Corporation


                              By:     /s/  Harry R. Benz
                                  ----------------------------------
                                  Name:  Harry R. Benz
                                  Title: Senior Vice President - Finance,
                                         Chief Financial Officer and Director

                              Copley Pharmaceutical, Inc.

                              By:     /s/  Jane C.I. Hirsh
                                   ----------------------------------
                                  Name:  Jane C.I. Hirsh
                                  Title: Chairperson of the Board, Chief
                                         Executive Officer and President